UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 24, 2017

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Charter)

Texas	0-22923	74-2763837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On March 24, 2017, International Isotopes Inc. (the “Company”) entered into an Amendment to 8% Convertible Notes (the “Amendment”) with Euro Pacific Capital, Inc., pursuant to which the 8% Convertible Notes issued by the Company in July 2012 (the “Notes”) were amended to give noteholders certain additional rights.

Pursuant to the Amendment, the Notes were modified to provide each holder the right, at the holder’s option and exercisable prior to May 12, 2017, to convert all or any portion of the principal amount of the Notes, plus accrued but unpaid interest, into shares of the Company’s Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) at a conversion price of $1,000 per share of Series C Preferred Stock.  Holders that elect to convert their Notes into Series C Preferred Stock will also receive a warrant to purchase up to 3,750 shares of the Company’s common stock for each share of Series C Preferred Stock received upon conversion of the Notes, with each warrant having a 5 year term, a cashless exercise feature, and an exercise price of $0.10 per share of common stock.

In addition, the Notes were amended to give each holder of the Notes the right, at the holder’s option, to have the Company redeem part or all of the outstanding Notes for cash in an amount equal to 100% of the principal amount of the Notes redeemed and all accrued but unpaid interest as of the redemption date.

The foregoing description of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Amendment to 8% Convertible Notes, dated March 24, 2017, between International Isotopes Inc. and Euro Pacific Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2017	International Isotopes Inc.

	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to 8% Convertible Notes, dated March 24, 2017, between International Isotopes Inc. and Euro Pacific Capital, Inc.